Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL

INFORMATION

The following unaudited pro forma combined financial statements give effect to the acquisition of Revivant Corporation (“Revivant”) by ZOLL Medical Corporation (“ZOLL”).

The unaudited pro forma combined condensed statement of operations for the twelve months ended October 3, 2004, give effect to the acquisition of Revivant as if the Revivant acquisition had occurred on September 29, 2003. The unaudited pro forma combined condensed statement of operations for the twelve months ended October 3, 2004 includes amounts derived from the audited consolidated statement of income of ZOLL for the year ended October 3, 2004, and the unaudited statement of operations of Revivant for the twelve months ended September 30, 2004, and pro forma adjustments to reflect the Revivant acquisition. Revivant’s historical statement of operations has been conformed to ZOLL’s fiscal year. Revivant previously had a fiscal year ending on December 31.

The unaudited pro forma combined condensed balance sheet as of October 3, 2004 gives effect to the Revivant acquisition as if the Revivant acquisition had occurred on October 3, 2004. This balance sheet includes the audited consolidated balance sheet of ZOLL as of October 3, 2004, the unaudited balance sheet of Revivant as of September 30, 2004, and pro forma adjustments to reflect the Revivant acquisition.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Revivant, which are included in this report, and the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of ZOLL included in its Annual Report as amended on Form 10-K/A filed on December 23, 2004 for the year ended October 3, 2004. The unaudited pro forma combined condensed financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the Revivant acquisition had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or financial results which may be attained in the future, including synergies that may be achieved.

The pro forma adjustments, as described in the “Notes to Pro Forma Combined Condensed Financial Statements,” are based upon available information and upon certain assumptions that ZOLL’s management believes are reasonable. The Revivant acquisition is being accounted for using the purchase method of accounting. The allocation of the purchase price is preliminary. Final amounts could differ from those reflected in the pro forma combined condensed financial statements, and such differences could be significant. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on fair value as of the date of the acquisition.

The following is a summary of the Company’s preliminary estimate of the fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company has engaged a third party to appraise the fair value of the acquired tangible and intangible assets. The appraisal report has not yet been finalized. The results of the appraisal may differ from the Company’s preliminary estimate of the fair value of the acquired tangible and intangible assets. The Company is also completing its analysis of the fair values of the liabilities assumed in connection with the acquisition, including certain liabilities that quality for recognition under Emerging Issues Task Force 95-3 “Recognition of Liabilities in connection with a Purchase Business Combination”. The Company will finalize the purchase price allocation after it receives the appraisal report, completes its analysis of assumed liabilities, and receives other relevant information relating to the acquisition. The final purchase price allocation may be significantly different than the Company’s preliminary estimate as presented below.

(in thousands)	Unaudited
Assets:
Current assets	$2,206
Property and equipment	241
Goodwill	25,814
Other intangibles	3,500
Other assets	70

Total assets acquired	$31,831

Liabilities:
Current liabilities	$3,297
Promissory notes	9

Total liabilities assumed	$3,306

Net assets acquired	$28,525

The merger agreement provides that ZOLL may make (i) milestone payments targeted at $15 million, tied to the completion of certain clinical trials with the AutoPulse through 2006 and (ii) additional payments for the years 2005, 2006 and 2007 based on the growth of Autopulse sales. These additional payments will be a combination of cash and ZOLL common stock and are not reflected in the preliminary allocation of the purchase price due to their contingent nature.

Unaudited Pro Forma Combined Condensed Statement of Operations

Year Ended October 3, 2004

(in thousands except per share data)

	ZOLL	Revivant	Adjustment		Total
Net sales	$211,785	$2,552	$(150	)(E)	$214,187
Cost of goods sold	92,545	2,946	(173	)(E)	95,318

Gross profit	119,240	(394)	23		118,869

Expenses:
Selling and marketing	74,946	4,895	2	(E)	79,843
General and administrative	14,504	2,438			16,942
Research and development	18,376	5,166	350	(F)	23,892

Total expenses	107,826	12,499	352		120,677

Income (loss) from operations	11,414	(12,893)	(329)		(1,808)

Investment and other income	1,323	(506)			817

Income (loss) before income taxes	12,737	(13,399)	(329)		(991)

Provision for income taxes	3,781		(3,424	)(G)	357

Net income (loss)	$8,956	$(13,399)	3,095		$(1,348)

Basic earnings per common share	$0.97				$(0.14)
Weighted average common shares outstanding	9,191		224	(M)	9,415
Diluted earnings per common and common equivalent share	$0.96				$(0.14)
Weighted average common and common equivalent shares outstanding	9,304		111	(M)	9,415

Unaudited Pro Forma Combined Balance Sheet

October 3, 2004

(in thousands)

	ZOLL	Revivant	Adjustments		Total
Assets
Current assets:
Cash and cash equivalents	$40,685	$357	$(7,500	)(K)	$33,542
Marketable securities	18,325				18,325
Accounts receivable	51,038	410	(215	)(A)(E)	51,233
Inventories	31,702	1,370			33,072
Prepaid expenses and other current assets	7,273	69	(345	)(E)	6,997

Total current assets	149,023	2,206	(8,060)		143,169

Net property and equipment	24,221	241	111	(E)	24,573

Investments	9,858		(7,568	)(D)	2,290
Notes receivable	7,129		(5,438	)(B)	1,691
Goodwill	3,281		25,814	(I)	29,095
Intangibles and other assets, net	13,680	70	3,500	(H)	17,250

	$207,192	$2,517	$8,359		$218,068

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,321	$934	$—		$13,255
Accrued expenses and other liabilities	21,917	2,363	(345	)(E)	23,935

Total current liabilities	34,238	3,297	(345)		37,190

Deferred income taxes	2,008				2,008
Promissory notes		5,572	(5,563	)(C)	9
Stockholders’ Equity:

Convertible preferred stock, common stock and additional paid-in capital	106,102	38,057	(30,163	)(J)(L)	113,996
Accumulated other comprehensive loss	(2,018)				(2,018)
Retained earnings	66,862	(44,409)	44,430	(J)	66,883

Total stockholders’ equity	170,946	(6,352)	14,267		178,861

	$207,192	$2,517	$8,359		$218,068

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

A.	Represents the elimination of interest receivable of $125,000 from Revivant.

B.	Represents the elimination of the $5 million note receivable from Revivant plus $438,000 of accrued interest.

C.	Represents the elimination of the $5 million note payable to ZOLL plus $563,000 of accrued interest.

D.	Represents the elimination of ZOLL’s 15% ownership interest in Revivant.

E.	Reflects the elimination of the purchase of units by ZOLL from Revivant and related accounts receivable and accounts payable balances.

F.	Represents amortization of the estimated fair value of amortizable intangible assets acquired in the acquisition of Revivant. Estimated useful life is 10 years. The intangible assets will be amortized using the straight-line method.

G.	Adjustment to income tax expense to reduce the combined tax provision to reflect assumptions that a consolidated return was filed. Remaining provision represents tax attributable to Zoll’s foreign operations.

Adjustments Made to Revivant Net Book Value to Allocate Purchase Price to Assets and Liabilities Acquired

H.	Estimated fair value of acquired amortizable intangible assets of $3.5 million. Estimated useful life of 10 years.

I.	Represents excess purchase price over fair value of net tangible and intangible assets acquired.

J.	Represents the elimination of Revivant equity to reflect acquisition by ZOLL.

K.	Represents the $7.5 million in cash paid as consideration for the acquisition.

L.	Represents the $7.9 million in equity issued in consideration for the acquisition.

M.	Represents the issuance of 224,300 shares of ZOLL common stock in consideration for the acquisition, net of impact of common stock equivalents on diluted earnings per share.